Exhibit 2.9

Form of

Metal Supply & Tolling Agreement

This Metal Supply & Tolling Agreement (“Agreement”) is made by and between Arconic-Köfém Mill Products Hungary Kft, a Hungarian corporation (“Seller”) and Arconic-Köfém Kft, a Hungarian corporation (“Buyer”). Seller and Buyer can be referred to as a “Party” individually or “Parties” collectively.

WHEREAS, the Parties desire for Seller to consign and sell homogenized aluminum forging stock billet, cut to specification, to Buyer;

WHEREAS, the Parties desire for Seller to provide tolling and logistical services to make homogenized aluminum forging stock billet, cut to specification, from revert made available to Seller by Buyer; and

WHEREAS, the Parties desire for Seller to provide services to Buyer in the form of cutting aluminum forging stock billet provided by Buyer.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Buyer and Seller, intending to be legally bound, agree as follows:

1.                  Term. This Agreement is effective [  ], 2020 and expires on December 31, 2024, unless sooner terminated as agreed to by the Parties in writing or as provided in this Agreement.

2.                  Products and Services. In accordance with this Agreement, Seller agrees to consign and sell the Products described in Exhibit A and to sell the Services described in Exhibit B as Buyer may order from time to time.

3.                  Pricing and Payment. The prices for the Products and Services are identified in Exhibit C.

4.                  Terms and Conditions & Definitions. The terms and conditions governing the consignment, purchase and sale of Products and Services pursuant to this Agreement are set forth in Exhibits A, B, and D. Definitions for terms used in this Agreement are set forth in Exhibit E.

5.                  Termination.

a.       This Agreement may be terminated, in whole or in part, as follows:

i.   by mutual agreement in writing;

ii.   by written notice of the non-breaching Party if the other Party is in material breach of this Agreement and such Party fails to cure the breach within ninety (90) days of receipt of a written notice from the non-breaching Party specifying the nature of the breach, provided that the cure period for a failure to timely pay is thirty (30) days, not 90 days; or

iii.   by written notice to a Party if the other Party is adjudicated as bankrupt, or if a receiver or trustee is appointed for it or for a substantial portion of its assets used in performing this Agreement, or if it makes an assignment of substantially all such assets for the benefit of its creditors, or if it commences a voluntary petition in bankruptcy, or if it otherwise becomes insolvent in either law or equity.

b.      Upon the expiration or termination of this Agreement for any reason, (i) the Parties will conduct a final physical inventory and reconciliation of Revert, Scrap, WIP, Deliverables and Products within thirty (30) business days of the final day of this Agreement and (ii) Seller shall deliver all Deliverables and (iii) the non-breaching party shall determine whether the Parties shall complete the production of Product (or Deliverables, as the case may be) out of WIP and deliver such items to Buyer. In such circumstances, Seller may invoice upon delivery and the payment terms for such items are set forth in Exhibit D, Section 5(C). Seller will either return Scrap and Revert to Buyer or utilize such items for the completion of orders per subsections (i) and (ii) below.

i.      Upon termination of this Agreement by Seller: Seller shall determine whether (a) to make Products in consignment available to Buyer for sale or whether to pick up Products in consignment at Buyer’s expense, (b) to complete the sale and purchase of Firm Fixed Orders for Products and Services.

ii.      Upon termination of this Agreement by Buyer: Buyer shall determine whether (a) to purchase Products in consignment or whether to have Seller pick up Products in consignment at Seller’s expense, (b) to complete the sale and purchase of Firm Fixed Orders for Products and Services.

6.                  Incorporation by Reference. Exhibits A - E are attached hereto, made part hereof, and incorporated by reference herein.

7.                  Precedence of Documents. In the event of any conflict between the documents comprising this Agreement, the order of precedence will be as follows:

A. The first 3 pages of this Agreement and Exhibit E

D. Exhibit A (Products) and Exhibit B (Services)

C. Exhibit C (Pricing)

B. Exhibit D (Terms and Conditions)

8.       Notices. All notices required or permitted to be given pursuant to this Agreement or any of the exhibits hereto shall be in writing and shall be valid and sufficient if dispatched by a) registered or certified mail, postage prepaid; b) hand delivery; or c) overnight courier.

If to Buyer:	If to Seller:
[Address]	[Address]
Attn:	Attn:

Each Party may change its address or other notice information in any respect, by giving written notice to the other Party.

9.       Entire Agreement. This Agreement, together with the exhibits hereto and purchase orders issued by Buyer and accepted by Seller, set forth the entire agreement between Buyer and Seller with respect to the subject matter hereof and supersedes and overrides all prior negotiations, commitments and writings, including but not limited to boilerplate terms and conditions contained in purchase orders, sales order acknowledgement forms or other documents exchanged between the Parties in connection with their obligations hereunder. Seller and Buyer acknowledge that purchase orders, sales acknowledgment forms and other standard documents may be utilized by the Parties for purposes of convenience in the administration of this Agreement, however any standard terms and conditions contained therein are for informational purposes only and shall not vary the terms of this Agreement.

10.        Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute one and the same document.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the dates written below.

Arconic-Köfém Mill Products Hungary Kft	Arconic-Köfém Kft

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

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